Exhibit 4.1

Modification of Securities Purchase Agreement

This Modification Agreement to that certain Securities Purchase Agreement dated as of August 21, 2024 (the “Agreement”), among Origin Agritech Ltd., a company incorporated in the British Virgin Islands (the “Company”), and Investor 1 (“Investor 1”) and Investor 2 (“Investor 2”), both the Investor 1 and Investor 2 companies incorporated in Hong Kong (together the “Purchasers”), has been entered into as of this 29th day of September 2025, for the purpose of adjusting the purchase price per ordinary share, and therefore the number of ordinary shares being purchased, under the Agreement.

Now, in consideration of the mutual covenants set forth herein and in the Agreement, the Company and the Purchasers wish to modify the Agreement as follows:

1. In respect of the ordinary shares to be delivered at the second and third closings, the purchase price per share shall be US$1.20.

2. For the consideration of US$1,125,750, of which the Company acknowledges receipt, based on the per share price of US$1.20, the Company will issue 938,100 ordinary shares, pursuant to the terms of the Agreement, to Investor 1.

3. For the consideration of US$355,500, of which the Company acknowledges receipt, based on the per share price of US$1.20, the Company will issue 296,200 ordinary shares, pursuant to the terms of the Agreement, to Investor 2.

4. The Company confirms its representations and warranties as set forth in the Agreement, Section 3.1. In addition, the Company confirms that the board of directors has authorized this modification agreement and the issuance of the ordinary shares as provided herein, and therefore the shares to be issued hereunder will be deemed duly authorized, fully paid and non-assessable ordinary shares of the Company.

5. For the avoidance of doubt, the shares to be issued hereunder, as provided in the Agreement, are deemed restricted securities under the United States securities laws, and will be issued with a restricted legend. The Purchasers, individually and not jointly, confirm their investment representations set forth in the Agreement, Section 3.2.

4. The parties hereto, subject to the modifications set forth herein, which shall apply throughout the Agreement, schedules if any, and the signature pages, whether or not specifically indicated as a modification, confirm that the remaining terms of the Agreement shall continue in full force and effect, without other modification. Defined terms used herein, and not defined herein, will have the meanings as assigned in the Agreement.

In witness whereof, the undersigned have caused this Modification Agreement to be duly executed by their respective signatories as of the date first indicated above.

[Signature page to follow]

Signature Page to Modification Agreement, dated as of September 29, 2025, to that certain

Securities Purchase Agreement, dated August 21, 2024

Investor 1

By:
Name:
Title:

Investor 2

By:
Name:
Title:

Origin Agritech Ltd.

By:
Name:
Title:

2